Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Fourth Quarter 2019 Financial and Operating Results, Provides 2020 Outlook with 15% Growth Forecast and Updates Bakken, Powder River Basin and Delaware Basin Activities

Solid execution of capital program and strong customer activity drives FY 2019 net income of $319.9 million and Adjusted EBITDA1 of $526.5 million, a 25% increase over full-year 2018

Crestwood’s core growth strategy exemplified with record Q4 2019 oil and gas gathering volumes in the Bakken, commissioning of the Bucking Horse II gas plant in the Powder River Basin and a new produced water gathering and disposal system in the Delaware Basin

2020E Adjusted EBITDA1 guidance range of $590 million to $620 million; mid-point implies 15% year-over-year growth over full-year 2019; 2020 capital program of $150 million to $200 million

Crestwood positioned in 2020 to generate free cash flow which drives distributable cash flow per unit growth and lower leverage

HOUSTON, TEXAS, February 18, 2020 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended December 31, 2019.

Fourth Quarter and Full-Year 2019 Highlights1

•	Fourth quarter 2019 net income of $47.2 million, compared to net income of $59.6 million in fourth quarter 2018; Full-year net income of $319.9 million, compared to net income of $67.0 million in 2018

•

Fourth quarter 2019 Adjusted EBITDA of $149.0 million, compared to $114.1 million in the fourth quarter 2018; Full-year Adjusted EBITDA of $526.5 million, compared to $420.1 million in 2018, an increase of 25% year-over-year

•	Fourth quarter 2019 distributable cash flow (“DCF”) to common unitholders of $89.6 million; The fourth quarter 2019 coverage ratio was 2.0x

•

Ended 2019 with approximately $2.4 billion in total debt and a 4.1x leverage ratio. Crestwood has substantial liquidity available under its $1.25 billion revolver with $557 million drawn as of December 31, 2019

•

Fourth quarter 2019 cash distribution of $0.625 per common unit, or $2.50 per common unit on an annualized basis, a 4.2% increase quarter-over-quarter, paid on February 14, 2020, to unitholders of record as of February 7, 2020

Recent Developments and 2020 Capital Summary

•

Bucking Horse II plant commissioning operations commenced in February 2020; The Bucking Horse II facility is a 200 MMcf/d cryogenic processing plant that increases total Crestwood plant capacity to 345 MMcf/d in the Powder River Basin

•

Crestwood Permian Joint Venture (“CPJV”) signed long-term water gathering and disposal agreement in the Delaware Basin with a large integrated producer; CPJV has begun construction on related infrastructure with first volumes expected in second quarter 2020

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

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•

Crestwood expects to invest $150 million to $200 million of growth capital in 2020 including the final costs for the Bucking Horse II processing plant and Jackalope gathering system expansions in the Powder River Basin, upgrades and expansion of the Bakken Arrow produced water gathering system and expansion of natural gas gathering and produced water systems in the Delaware Basin

Management Commentary

“Crestwood is pleased to deliver another strong quarter which culminated in a great year for the partnership in 2019 by generating Adjusted EBITDA of $526.5 million, a 25% increase over 2018, and Distributable Cash Flow of $304.9 million, a 36% increase over 2018. These results show the benefits of our robust three-year capital investment program and self-funding strategy as we closed out 2019 with a leverage ratio of 4.1x and distribution coverage ratio of 1.8x,” said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Our strong 2019 results were driven by timely completion of expansion projects, volume growth in the Bakken and Powder River Basin, and strong outperformance in our NGL and crude marketing and logistics business.”

Mr. Phillips continued, “In 2019, Crestwood completed a three-year $1 billion organic capital program that allowed the partnership to keep pace with Bakken, Powder River and Delaware basin producer activity, reduce flaring and trucking emissions, and drive an increase of over $210 million in annual cash flow by 2020, or over 50% since full-year 2017. Additionally, we issued Crestwood’s inaugural sustainability report and began to incorporate ESG sustainability standards into the way we operate across the US. Importantly, our Bakken assets performed very well in 2019 with record three-product gathering volumes on our Arrow system and completion of the Bear Den II processing plant which significantly reduced flared gas on the Fort Berthold Indian Reservation in North Dakota. Finally, the acquisition of the remaining 50% interest in Jackalope Gas Gathering Services from Williams allowed us to lower operating costs and improve reliability of service. Despite the relatively negative sentiment in the capital markets regarding energy in general, the business fundamentals in the core areas which Crestwood operates remain strong. Our producer customers are benefitting from low cost development programs, improved net-backs and economics and adequate takeaway capacity to market new oil, gas and natural gas liquids supplies. Crestwood continues to provide a critical role in connecting this new production to market and I am very pleased that we exited 2019 on solid footing and are well-positioned to deliver on all of our 2020 objectives.”

Mr. Phillips concluded, “Looking to 2020, Crestwood enters harvest mode as we maximize returns on our recent capital investments and continue to identify high-return growth opportunities within our core areas. In the Bakken, we will continue to upgrade and expand our produced water gathering system. In the Powder River Basin, the Bucking Horse II plant allows us to add incremental third-party production to our core dedicated acreage position. In the Delaware Basin, we are expanding the Nautilus and Willow Lake gathering systems as our producers continue their long-term development programs, and CPJV recently entered into a water gathering and disposal agreement with a large integrated producer that will result in an incremental source of cash flow growth and new business opportunities. As a result, Crestwood expects to invest between $150 million to $200 million on growth projects for the year, a 58% decrease year-over-year, which will be entirely funded with retained cash flow. Based on a projected annual cash flow growth rate of 15% in 2020 and a reduction in growth capital, Crestwood expects to begin generating free cash flow in 2020. Crestwood will continue to be prudent and maintain financial discipline and follow our strict investment criteria as we pursue opportunities in 2020 and focus on generating long-term value for our investors.”

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Fourth Quarter 2019 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $112.9 million in the fourth quarter 2019, an increase of 40%, compared to $80.9 million in the fourth quarter 2018. During the fourth quarter 2019, segment EBITDA increased as a result of volume growth in Crestwood’s three core G&P growth areas in the Bakken, Powder River Basin and the Delaware Basin, slightly offset by natural field declines in Crestwood’s legacy gas basins. In the Bakken, natural gas and crude oil gathering volumes increased 50%, produced water gathering volumes increased 49%, and total processing volumes more than doubled, over the fourth quarter 2018. In the Powder River Basin, natural gas gathering and processing volumes increased 23% and 25%, respectively, over the fourth quarter 2018. In the Delaware Basin, volume growth was driven by a 35% increase in natural gas gathering volumes on the Nautilus system.

Storage and Transportation segment EBITDA totaled $16.8 million in the fourth quarter 2019, an increase of 23%, compared to $13.7 million in the fourth quarter 2018. Fourth quarter 2019 natural gas storage and transportation volumes averaged 2.0 Bcf/d, compared to 1.95 Bcf/d in the fourth quarter 2018. During 2019, the S&T segment benefited from the final step-up in cash distribution at the Stagecoach joint venture and improving basin fundamentals at the COLT Hub rail facility. At the COLT Hub, daily rail loading volumes increased 11% from the fourth quarter 2018 driven by increased production volumes across the Bakken, tightened pipeline takeaway capacity and favorable economics for Bakken crude with refinery customers in the East and West Coast markets.

Marketing, Supply and Logistics segment EBITDA totaled $19.3 million in the fourth quarter 2019, compared to $20.3 million in the fourth quarter 2018. In full-year 2019, the MS&L segment generated record EBITDA of $84.3 million, exceeding the high end of the range of previously increased guidance by approximately $9 million. All periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. During the fourth quarter 2019, Crestwood’s mid-continent NGL team benefited from colder than average weather, extended crop drying and was able to optimize storage inventories built throughout the year.

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the fourth quarter 2019 were $53.1 million compared to $44.5 million in the fourth quarter 2018. The increase in O&M expenses was due to Crestwood taking over operations in the Powder River Basin as a result of the Jackalope acquisition in April 2019, while G&A expenses decreased due to lower insurance and administrative personnel costs.

Fourth Quarter 2019 Business Update and FY 2020 Outlook

Bakken Update

Arrow

During the fourth quarter 2019, producers on the Arrow system connected 42 wells resulting in 118 total three-product well connections in 2019 and enabled the Arrow system to achieve new quarterly gathering records on all three products. During the quarter, the Arrow system averaged crude oil gathering volumes of 124 MBbls/d and natural gas gathering volumes of 103 MMcf/d, both 50% above the fourth quarter 2018, produced water gathering volumes of 80 MBbls/d, an increase of 49% over the fourth quarter 2018, and processing volumes of 95 MMcf/d, an increase of 235% over the fourth quarter 2018. Despite significant volumetric outperformance in 2019, Crestwood’s fourth quarter 2019 results were adversely impacted by approximately $6 million related to the elective shut-in or replacement of approximately 40 miles of produced water gathering lines. As part of Crestwood’s on-going safety and sustainability initiatives, the company proactively made this decision in response to a series of water releases over the last several years coming from legacy portions of the water pipelines that were in-

NEWS RELEASE

service when Crestwood acquired the Arrow system from a private operator in 2013. The replacements of these segments of pipe will add incremental system capacity to ensure that greater available water volumes can reliably access Crestwood’s pipelines and further reduce trucks on the Fort Berthold Indian Reservation. Crestwood remains committed to working with its customers, the MHA Nation and the state of North Dakota to ensure its assets are optimally performing at the highest standards.

During 2019, Crestwood placed into service the Bear Den II processing plant, a 120 MMcf/d cryogenic processing plant adjacent to the 30 MMcf/d Bear Den I plant. The completion of this project, paired with two years of debottlenecking projects, caps a three-year investment period in the basin and allows Crestwood the ability to process 100% of the gas gathered on the Arrow system and dramatically reduces flaring on the Fort Berthold Indian Reservation. The Arrow system now has the capacity to process and gather 150 MMcf/d of natural gas, gather 150 MBbls/d of crude oil and gather 110 MBbls/d of produced water.

In 2020, Crestwood’s capital investments in the Bakken will remain focused on the expansion and enhancement of the produced water gathering system, ongoing natural gas and crude oil optimization projects to support producer development plans, and incremental system compression. Notably, Crestwood is reimbursed 100% of well connection capital by its producer customers on the Arrow system. In 2020, Crestwood expects between 100 and 110 three-product well connections driven by WPX Energy and XTO Energy and over 40 water-only well connections. These well connects will result in gathering volume increases of an estimated 20% in crude oil volumes, a 35% increase in natural gas volumes and a 50% increase in produced water volumes over full-year 2019 averages.

COLT Hub

During the fourth quarter 2019, favorable market conditions at the COLT Hub resulted in average rail loading volumes of 62 MBbls/d, an 11% increase compared to 56 MBbls/d in the fourth quarter 2018. In 2019, the COLT Hub experienced an increase in demand from refineries on the East and West Coasts sourcing light sweet crude oil for feedstock. Additionally, crude oil production growth in the basin now exceeds currently available pipeline capacity creating market opportunities for crude-by-rail. As customers secure crude-by-rail capacity in the basin, the COLT Hub is seeing a transition from predominately spot contracts to customers willing to enter into longer term loading contracts. Crestwood expects these favorable market conditions to continue in 2020 which has driven the company to reinstate 24-hour loading operations of the facility by the end of the first quarter 2020. The COLT Hub is the leading crude-by-rail facility in the Bakken, optimally situated on the BSNF rail line and offering customers 160,000 barrels of loading capacity per day, 1.2 MMBbls of storage, and significant supply access from Hiland, Meadowlark, Tesoro and trucking.

Powder River Basin Update

During the fourth quarter 2019, the Jackalope system averaged gathering volumes of 154 MMcf/d and processing volumes of 129 MMcf/d, increases of 23% and 25%, respectively, over the fourth quarter of 2018. Crestwood connected 69 wells to the Jackalope system during the year that were targeting primarily the Turner and Niobrara formations.

In 2020, Crestwood’s capital investments in the Powder River Basin will cover the remaining expenditures for the Bucking Horse II processing plant and continued Jackalope gathering system expansions. The Bucking Horse II plant is a 200 MMcf/d cryogenic processing plant that increases total processing capacity to 345 MMcf/d and gives Crestwood the ability to process 100% of the gas gathered on the Jackalope system. The new processing plant is in the final stage of commissioning operations and is expected to be fully in-service in the coming weeks. Additional capital invested in 2020 will go towards various expansion and optimization projects across the system including line looping and

NEWS RELEASE

compression, as the majority of well connect capital on the Jackalope system is paid by the producers. In 2020, Crestwood expects approximately 50 well connects from Chesapeake Energy (“Chesapeake”)(NYSE:CHK) and Panther Energy resulting in an estimated 10% increase in natural gas gathering volumes and a 15% increase in processing volumes over full-year 2019 averages.

Delaware Basin Update

During the fourth quarter 2019, Crestwood’s Delaware Basin natural gas gathering assets averaged volumes of 210 MMcf/d, a 15% increase compared to 182 MMcf/d in fourth quarter 2018. The increase in gathering volumes in the Delaware Basin was driven by Royal Dutch Shell’s (“Shell”) five-rig development program on the Nautilus gathering system throughout the year and a resumption of development activity by Concho Resources Inc. (“Concho”)(NYSE:CXO) and Mewbourne Oil Company (“Mewbourne”) on the Willow Lake gathering system.

Crestwood has entered into a produced water gathering and disposal agreement with a large integrated producer in the Delaware Basin. The project is underpinned by a long-term contract for initial system capacity of 60 MBbls/d with long-term plans to efficiently expand system capacity up to 120 MBbls/d based on producer activity. Crestwood has begun construction on the required infrastructure and expects to handle first volumes in second quarter 2020.

In 2020, Crestwood expects growth capital in the Delaware Basin to include Nautilus gathering system expansions, well connections, and the new produced water gathering and disposal system. Crestwood continues to advance commercial discussions with current and off-set producers to provide midstream services that would include produced water gathering and disposal and new natural gas gathering and processing. In 2020, Crestwood expects 90 well connects primarily from Shell, Concho and Mewbourne driving an estimated 25% increase in natural gas gathering volumes over full-year 2019 averages.

2020 Financial Guidance

Based upon the business update and outlook noted above, Crestwood’s 2020 guidance is provided below. These projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Net income of $135 million to $165 million

•	Adjusted EBITDA of $590 million to $620 million

•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing	$505	-	$525
Storage & Transportation	85	-	90
Marketing, Supply & Logistics	65	-	70
Less: Corporate G&A	(65)		(65)

FY 2020 Totals	$590	-	$620

•	Distributable cash flow available to common unitholders of $350 million to $380 million

•	Full-year 2020 coverage ratio of 1.9x to 2.1x

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•	Full-year 2020 leverage ratio between 3.5x and 4.0x

•	Growth project capital spending and joint venture contributions in the range of $150 million to $200 million

•	Maintenance capital spending in the range of $20 million to $25 million

Robert T. Halpin, Executive Vice President and Chief Financial Officer, commented, “The past three years have been a period of substantial growth for Crestwood’s operating footprint and we are now in a position to benefit from a step-change in cash flows as a result of those capital investments. With the majority of our expansion projects complete, we will see growth capital moderate in 2020 and will begin generating meaningful free cash flow in 2020. By sticking to our strict investment criteria for capital projects, we have preserved a strong balance sheet and are now are able to drive leverage closer to our long-term target of 3.5x by year-end 2020. As Crestwood sees its free cash flow increase over the next few years, we will continue to evaluate the best uses of capital to enhance value for our unitholders including prudent investment in capital projects, increasing returns of capital to unitholders and further deleveraging to enhance financial flexibility.”

Capitalization and Liquidity Update

Crestwood invested approximately $91.3 million in consolidated growth capital projects and joint venture contributions during the fourth quarter 2019 and approximately $412.5 million during 2019, coming in below the low end of guidance. As of December 31, 2019, Crestwood had approximately $2.4 billion of debt outstanding, comprised of $1.8 billion of fixed-rate senior notes and $557 million outstanding under its $1.25 billion revolving credit facility. Crestwood’s leverage ratio was 4.1x as of December 31, 2019.

Crestwood expects growth capital for 2020 to be in the range of $150 million to $200 million, which includes approximately $25 million for previously forecasted invoices that will be paid in early 2020 related to work completed during the fourth quarter 2019. Capital projects include the remaining expenditures for the buildout of the Bucking Horse II plant, continued expansion and upgrade of the produced water gathering system in the Bakken, and the continued buildout of natural gas gathering and produced water gathering systems in the Delaware Basin. Based on the current outlook, Crestwood expects to fund its 2020 growth capital program with retained cash flow and evaluate potential non-core asset divestitures to drive further deleveraging.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

Crestwood was recently notified by Corporate Knights that the company was ranked in the top-quartile in the midstream energy industry in Corporate Knights annual ranking report, 2020 Global 100 Most Sustainable Corporations in the World. Corporate Knights, a Canadian research and financial products company, ranks corporate sustainability performance in its Global 100 list based on metrics covering environment, employee and financial management. Corporate Knights analyzed 7,395 companies with more than $1 billion (USD) in revenue to create the 2020 index.

Crestwood’s commitment to increased transparency through a robust sustainability program will continue to be enhanced in our 2019 sustainability report with additional disclosures including the Sustainability Accounting Standards Board (“SASB”) reporting standards, progress made on our three year sustainability strategy and the continuation of executive compensation linked to sustainability key

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performance indicators. Crestwood expects to publish its 2019 report in early June 2020. For up to date information on Crestwood’s on-going commitment to sustainability please visit www.crestwoodlp.com/sustainability.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	J.P. Morgan Global High Yield & Leveraged Finance Conference on February 24 - 26, 2020 in Miami, FL

•	Barclays Midstream Corporate Access Day on March 3 - 4, 2020 in New York, NY

•	SunTrust Midstream Summit on April 7, 2020 in New York, NY

2019 K-1 Tax Packages

Crestwood’s K-1 tax packages are expected to be made available online and mailed the week of Monday, March 9, 2020. Once available, K-1s can be found online at www.taxpackagesupport.com/CEQP for the common units or www.taxpackagesupport.com/CEQP_Preferred for the preferred units.

2019 Annual Report Form 10-K

Crestwood plans to file its annual report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2019 on February 21, 2020. The 10-K report will be available to view, print or download on the Investors page of Crestwood’s website at www.crestwoodlp.com. Crestwood will also provide a printed copy of the annual report on Form 10-K, free of charge upon request. Such requests should be directed in writing via email to investorrelations@crestwoodlp.com or via mail to Investor Relations, 811 Main St., Suite 3400, Houston, TX 77002.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water.

Crestwood Equity Partners LP
Investor Contacts

Josh Wannarka, 713-380-3081	Rhianna Disch, 713-380-3006
josh.wannarka@crestwoodlp.com	rhianna.disch@crestwoodlp.com
Senior Vice President, Investor Relations	Director, Investor Relations

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Gathering and processing	$196.0	$108.6	$835.8	$946.6
Storage and transportation	3.6	4.3	20.4	17.1
Marketing, supply and logistics	640.0	655.4	2,322.8	2,689.4
Related party	0.1	0.1	2.9	1.0

Total revenues	839.7	768.4	3,181.9	3,654.1
Costs of products/services sold	654.7	610.7	2,544.9	3,129.4

Operating expenses and other:
Operations and maintenance	39.5	29.8	138.8	125.8
General and administrative	19.0	15.3	103.4	88.1
Depreciation, amortization and accretion	55.2	39.9	195.8	168.7
Loss on long-lived assets, net	4.1	0.9	6.2	28.6
Gain on acquisition	—	—	(209.4)	—

	117.8	85.9	234.8	411.2

Operating income	67.2	71.8	402.2	113.5
Earnings from unconsolidated affiliates, net	11.8	13.8	32.8	53.3
Interest and debt expense, net	(32.1)	(25.4)	(115.4)	(99.2)
Loss on modification/extinguishment of debt	—	(0.9)	—	(0.9)
Other income, net	0.3	0.2	0.6	0.4

Income before income taxes	47.2	59.5	320.2	67.1
(Provision) benefit for income taxes	—	0.1	(0.3)	(0.1)

Net income	47.2	59.6	319.9	67.0
Net income attributable to non-controlling partner	10.3	4.1	34.8	16.2

Net income attributable to Crestwood Equity Partners LP	$36.9	$55.5	$285.1	$50.8
Net income attributable to preferred units	15.1	15.0	60.1	60.1

Net income (loss) attributable to partners	$21.8	$40.5	$225.0	$(9.3)

Subordinated unitholders’ interest in net income	$0.1	$—	$1.4	$—

Common unitholders’ interest in net income (loss)	$21.7	$40.5	$223.6	$(9.3)

Net income (loss) per limited partner unit:
Basic	$0.30	$0.57	$3.11	$(0.13)

Diluted	$0.28	$0.57	$2.93	$(0.13)

Weighted-average limited partners’ units outstanding:
Basic	71.9	71.2	71.8	71.2
Dilutive units	4.7	—	5.1	—

Diluted	76.6	71.2	76.9	71.2

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

(unaudited)

	December 31,
	2019	2018
Cash	$25.7	$0.9

Outstanding debt:
Revolving Credit Facility	$557.0	$578.2
Senior Notes	1,800.0	1,200.0
Other	0.6	1.5

Subtotal	2,357.6	1,779.7
Less: deferred financing costs, net	29.1	26.4

Total debt	$2,328.5	$1,753.3

Partners’ capital
Total partners’ capital	$1,932.8	$2,033.8
Common units outstanding	72.3	71.7

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
EBITDA and Adjusted EBITDA(a)
Net income	$47.2	$59.6	$319.9	$67.0
Interest and debt expense, net	32.1	25.4	115.4	99.2
Loss on modification/extinguishment of debt	—	0.9	—	0.9
Provision (benefit) for income taxes	—	(0.1)	0.3	0.1
Depreciation, amortization and accretion	55.2	39.9	195.8	168.7

EBITDA	$134.5	$125.7	$631.4	$335.9
Significant items impacting EBITDA:
Unit-based compensation charges	5.4	0.6	47.0	28.5
Loss on long-lived assets, net	4.1	0.9	6.2	28.6
Gain on acquisition	—	—	(209.4)	—
Earnings from unconsolidated affiliates, net	(11.8)	(13.8)	(32.8)	(53.3)
Adjusted EBITDA from unconsolidated affiliates, net	21.2	25.7	74.9	95.6
Change in fair value of commodity inventory-related derivative contracts	(4.2)	(25.3)	2.7	(18.3)
Significant transaction and environmental related costs and other items	(0.2)	0.3	6.5	3.1

Adjusted EBITDA	$149.0	$114.1	$526.5	$420.1

Distributable Cash Flow(b)
Adjusted EBITDA(a)	$149.0	$114.1	$526.5	$420.1
Cash interest expense(c)	(33.6)	(26.0)	(123.7)	(97.4)
Maintenance capital expenditures(d)	(5.2)	(3.9)	(19.1)	(20.6)
Adjusted EBITDA from unconsolidated affiliates, net	(21.2)	(25.7)	(74.9)	(95.6)
Distributable cash flow from unconsolidated affiliates	20.0	24.1	69.6	90.5
PRB cash received in excess of recognized revenues(e)	4.9	—	17.8	—
(Provision) benefit for income taxes	—	0.1	(0.3)	(0.1)

Distributable cash flow attributable to CEQP	113.9	82.7	395.9	296.9
Distributions to preferred	(15.1)	(15.1)	(60.1)	(60.1)
Distributions to Niobrara Preferred	(9.2)	(3.3)	(30.9)	(13.2)

Distributable cash flow attributable to CEQP common	$89.6	$64.3	$304.9	$223.6

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, gains on acquisitions, impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the historical realignment of our operations and related cost savings initiatives, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$142.1	$52.7	$420.4	$253.6
Net changes in operating assets and liabilities	(28.6)	50.9	(47.8)	46.9
Amortization of debt-related deferred costs	(1.6)	(1.4)	(6.2)	(6.8)
Interest and debt expense, net	32.1	25.4	115.4	99.2
Unit-based compensation charges	(5.4)	(0.6)	(47.0)	(28.5)
Loss on long-lived assets, net	(4.1)	(0.9)	(6.2)	(28.6)
Gain on acquisition	—	—	209.4	—
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	—	(0.8)	(6.9)	(0.5)
Deferred income taxes	—	0.5	—	0.7
Provision (benefit) for income taxes	—	(0.1)	0.3	0.1
Other non-cash expense	—	—	—	(0.2)

EBITDA(a)	$134.5	$125.7	$631.4	$335.9
Unit-based compensation charges	5.4	0.6	47.0	28.5
Loss on long-lived assets, net	4.1	0.9	6.2	28.6
Gain on acquisition	—	—	(209.4)	—
Earnings from unconsolidated affiliates, net	(11.8)	(13.8)	(32.8)	(53.3)
Adjusted EBITDA from unconsolidated affiliates, net	21.2	25.7	74.9	95.6
Change in fair value of commodity inventory-related derivative contracts	(4.2)	(25.3)	2.7	(18.3)
Significant transaction and environmental related costs and other items	(0.2)	0.3	6.5	3.1

Adjusted EBITDA(a)	$149.0	$114.1	$526.5	$420.1

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net, and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, gains on acquisitions, impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the historical realignment of our operations and related cost savings initiatives, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Gathering and Processing
Revenues	$259.2	$159.5	$1,010.8	$1,139.1
Costs of product/services sold	115.1	65.4	526.1	767.0
Operations and maintenance expense	28.5	19.0	98.7	71.7
Loss on long-lived assets, net	(4.1)	(0.9)	(6.2)	(3.0)
Gain on acquisition	—	—	209.4	—
Earnings (loss) from unconsolidated affiliates, net	1.4	6.7	(2.1)	22.5

EBITDA	$112.9	$80.9	$587.1	$319.9

Storage and Transportation
Revenues	$7.5	$7.7	$34.6	$27.6
Costs of product/services sold	0.1	0.1	0.2	0.2
Operations and maintenance expense	1.0	1.0	4.0	3.3
Earnings from unconsolidated affiliates, net	10.4	7.1	34.9	30.8

EBITDA	$16.8	$13.7	$65.3	$54.9

Marketing, Supply and Logistics
Revenues	$573.0	$601.2	$2,136.5	$2,487.4
Costs of product/services sold	539.5	545.2	2,018.6	2,362.2
Operations and maintenance expense	10.0	9.8	36.1	50.8
Loss on long-lived assets, net	—	(0.6)	(0.2)	(27.3)

EBITDA	$23.5	$45.6	$81.6	$47.1
Total Segment EBITDA	$153.2	$140.2	$734.0	$421.9
Corporate	(18.7)	(14.5)	(102.6)	(86.0)

EBITDA	$134.5	$125.7	$631.4	$335.9

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Gathering and Processing (MMcf/d)
Bakken - Arrow	103.1	68.6	88.0	66.4
Marcellus	278.7	331.7	296.1	377.4
Barnett	238.4	269.9	247.9	277.8
Delaware (a)	209.5	181.6	181.6	155.8
Powder River Basin - Jackalope	154.2	125.5	145.3	103.2
Other	30.3	44.0	34.3	46.5

Total gas gathering volumes	1,014.2	1,021.3	993.2	1,027.1
Processing volumes	423.6	321.7	350.1	294.0
Compression volumes	371.5	398.0	374.3	446.8
Arrow Midstream
Bakken Crude Oil (MBbls/d)	124.0	82.6	103.6	78.3
Bakken Water (MBbls/d)	80.4	53.8	68.5	46.2

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	34.8	33.7	33.8	33.2
% of operational capacity contracted	100%	97%	97%	95%
Firm storage services (MMcf/d) (a)	169.5	311.3	210.6	361.3
Interruptible storage services (MMcf/d) (a)	29.0	0.7	21.9	1.9
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,646.2	1,565.0	1,597.3	1,544.6
% of operational capacity contracted	90%	86%	87%	84%
Firm services (MMcf/d) (a)	1,491.4	1,223.6	1,402.0	1,312.9
Interruptible services (MMcf/d) (a)	6.9	36.3	11.7	45.4
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	28.5	29.3	28.5	28.0
% of operational capacity contracted	74%	76%	74%	73%
Firm storage services (MMcf/d) (a)	272.0	313.5	319.4	332.4
Interruptible services (MMcf/d) (a)	45.2	62.2	55.9	112.1
COLT Hub
Rail loading (MBbls/d)	61.8	55.8	56.9	47.9
Outbound pipeline (MBbls/d) (b)	16.5	18.7	17.0	14.3

Marketing, Supply and Logistics
NGL Operations
NGL volumes sold or processed (MBbls/d)	103.7	136.7	95.6	128.1
NGL volumes trucked (MBbls/d)	28.4	36.8	35.0	40.7
Crude Operations
Crude barrels trucked (MBbls/d)	8.4	8.9	8.5	8.3

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	Represents only throughput leaving the terminal.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Full Year 2020 Adjusted EBITDA and Distributable Cash Flow Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Expected 2020 Range Low - High
Net income	$135 - $165
Interest and debt expense, net	135 - 140
Depreciation, amortization and accretion	235 - 240
Unit-based compensation charges	35 - 40
Earnings from unconsolidated affiliates	(40) - (45)
Adjusted EBITDA from unconsolidated affiliates	80 - 85

Adjusted EBITDA	$590 - $620

Cash interest expense (a)	(135) - (140)
Maintenance capital expenditures (b)	(20) - (25)
PRB cash received in excess of recognized revenues (c)	20 - 25
Adjusted EBITDA from unconsolidated affiliates	(80) - (85)
Distributable cash flow from unconsolidated affiliates	75 - 80
Cash distributions to preferred unitholders (d)	(97)

Distributable cash flow attributable to CEQP (e)	$350 - $380

(a)	Cash interest expense less amortization of deferred financing costs.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(d)	Includes cash distributions to preferred unitholders and Crestwood Niobrara preferred unitholders.
(e)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.